Exhibit 10.2

Bang Holdings Corp.

600 N E 36th Street PH 14
Miami, FL 33137-3945

Balance Labs, Inc.

1221 Brickell Ave, Ste 900

Miami, FL 33131

Attn: Michael D. Farkas

August 22nd, 2014

Dear Mr. Farkas,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Bang Holdings Corp., with offices located at 600 NE 36th Street PH 14, Miami, FL 33131, a Colorado corporation (the “Company”).

1.  SERVICES

1.1  The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services, including but not limited to business development services, corporate planning and formation services, business model development, introduction to professional service providers, and introductions to strategic partners and customers (the “Services”), to the Company on the terms and conditions set forth in this Agreement.

1.2  The Company shall not control the manner or means by which you perform the Services.

1.3  Unless otherwise provided, the Company will reimburse you for all fees, costs and/or expenses incurred with providing the Services, subject to the Company’s prior approval.

1.4  You shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.  TERM

The term of this Agreement shall commence as of the date set forth above and shall continue for a period of one year. Any extension of the term will be subject to mutual written agreement between the parties.

3. FEES AND EXPENSES

3.1  As full compensation for the Services and the rights granted to the Company in this Agreement:

(a)  the Company shall pay an aggregate of $150,000 as compensation, including $40,000 payable upon signing of this Agreement, $45,000 payable within sixty (60) days of the date of this Agreement and $6,500 per month from September 2014 for a period of 10 months, payable on the 20th day of the month.

(b)  you will also be entitled to purchase 500,000 shares of the Company’s common stock for $500 upon signing of this Agreement.

3.3  You are solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses.

4.  RELATIONSHIP OF THE PARTIES

4.1  You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2  Without limiting Paragraph 4.1, you will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed by you in connection with the performance of the Services shall be your employees and you shall be fully responsible for them.

5.  INTELLECTUAL PROPERTY RIGHTS

5.1  The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

5.2 Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

6.  CONFIDENTIALITY

6.1  You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement and any trade secrets, technology, information pertaining to business operations and strategies, customers, pricing, and marketing, marketing, finances, sourcing, personnel or operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this paragraph. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2  Confidential Information shall not include information that:

(a)  is or becomes generally available to the public other than through your breach of this Agreement;

(b)  is communicated to you by a third party that had no confidentiality obligations with respect to such information; or

(c)  is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that you have given the Company prior notice of such disclosure and an opportunity to contest such disclosure.

7.  REPRESENTATIONS AND WARRANTIES

7.1  You represent and warrant to the Company that:

(a)  you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)  your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)  you have the required skill, experience and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)  you shall perform the Services in compliance with all applicable federal, state and local laws and regulations;

(e)  the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(f)  all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2  The Company hereby represents and warrants to you that:

(a)  it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.  INDEMNIFICATION

8.1  You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)  bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; and

(b)  your breach of any representation, warranty or obligation under this Agreement.

8.2  The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9.  TERMINATION

9.1  The Company may terminate this Agreement without cause upon thirty (30) days’ written notice to you. In the event of termination pursuant to this Paragraph 9.1, the Company shall pay you on a proportional basis any Fees then due and payable for any Services completed up to and including the date of such termination.

9.2  The Company may terminate this Agreement, effective upon written notice to you, in the event that you breach this Agreement, and such breach is incapable of cure or you do not cure such breach within ten (10) calendar days after receipt of written notice of such breach.

9.3  Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly, within five (5) calendar days after such expiration or termination:

(a)  deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)  deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)  permanently erase all of the Confidential Information from your computer systems; and

(d)  certify in writing to the Company that you have complied with the requirements of this paragraph.

9.4  The terms and conditions of this Paragraph 9.4 and Paragraph 4, Paragraph 5, Paragraph 6, Paragraph 7, Paragraph 8, Paragraph 9.3, Paragraph 11, Paragraph 12 and Paragraph 13 shall survive the expiration or termination of this Agreement.

10.  OTHER BUSINESS ACTIVITIES

You may be engaged or employed in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company.

11.  NON-SOLICITATION

You agree that during the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, you shall not make any solicitation to employ the Company’s personnel without written consent of the Company.

12.  ASSIGNMENT

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the parties hereto and their respective successors and assigns.

13.  MISCELLANEOUS

13.1  You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

13.2  All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

13.3  This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.4  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

13.5  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule.

13.6  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.7  This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

BANG HOLDINGS CORP.

BY:	/s/ Steve Berke
Name: Steve Berke
Title: CEO
Date: 8/22/14

ACCEPTED AND AGREED:

BALANCE LABS, INC.

By:	/s/ Michael D. Farkas
Name: Michael D. Farkas
Title: President & CEO
Date: August 22, 2014